                                                                    EXHIBIT 12
                                                                    PAGE 1 OF 1

            ECHOSTAR DBS CORPORATION AND SUBSIDIARIES AND AFFILIATES
                              COMPUTATION OF RATIOS

                                 (IN THOUSANDS)
                                   (UNAUDITED)

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES:

                                                          YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------------------
                                     1993        1994        1995        1996         1997        1998
                                  -----------  ----------  ----------  ----------  -----------------------
    Income (loss) before taxes..  $    18,734  $      489  $  (18,552) $ (156,529) $ (323,278)  $ (294,304)

    Interest expense............          632      21,408      23,985      62,430     110,003      172,942
    Capitalized interest........          370       5,695      25,763      31,818      43,169       21,619
    Interest component of rent
      expense (1)...............           78          94          71          84          64           57
                                  -----------  ----------  ----------  ----------  -----------------------
      Total fixed charges.......        1,080      27,197      49,819      94,332     153,236      194,618

    Earnings before fixed
      charges...................  $    19,444  $   21,991  $    5,504  $  (94,015)  $(213,211)  $ (121,305)

    Ratio of earnings to fixed
      charges...................        18.00        0.81        0.11       (1.00)      (1.39)       (0.62)
                                  -----------  ----------  ----------  ----------  -----------------------
                                  -----------  ----------  ----------  ----------  -----------------------
    Deficiency of available
     earnings to fixed charges..            -  $   (5,206) $  (44,315) $ (188,347) $ (366,447)  $ (315,923)
                                  -----------  ----------  ----------  ----------  -----------------------
                                  -----------  ----------  ----------  ----------  -----------------------

                                                       PRO FORMA
                                        --------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                        --------------------------------------------
                                                1997                   1998
                                        ---------------------  ---------------------
     Income (loss) before taxes.......      $(310,532)            $(234,749)

     Interest expense.................         97,257               113,387
     Capitalized interest.............         30,120                16,455
     Interest component of rent
       expense (2)....................             48                    57
                                        ---------------------  ---------------------
       Total fixed charges............        127,426               129,899

     Earnings before fixed charges....      $(213,227)            $(121,305)

     Ratio of earnings to fixed
       charges........................          (1.67)                (0.93)
                                        ---------------------  ---------------------
                                        ---------------------  ---------------------
     Deficiency of available earnings
       to fixed charges...............      $(340,653)            $(251,204)
                                        ---------------------  ---------------------
                                        ---------------------  ---------------------

-------------------
(1) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a weighted-average cost of capital of approximately 13%. This cost of capital is representative of the Company's outstanding secured borrowings.
(2) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a pro forma, annualized cost of capital of approximately 9.6% for the years ended December 31, 1997 and 1998.